Exhibit 99.1

GrowGeneration Acquires Assets of Canopy Crop Management

Company expands its portfolio of private label products within the nutrient and additive space, acquiring the Power SI brand of silicic acid-enriched fertilizers

Denver, CO, December 23, 2020 /PRNewswire/ – GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced it has acquired Southern California-based Canopy Crop Management and its complete portfolio of products, including the Power SI brand of silicic acid-enriched fertilizers. Established in 2019, Canopy Crop Management is recognized as the industry’s leading silicic acid company. Power SI will continue to be sold through Canopy Crop Management to all hydroponic retail stores including Grow Generation’s 39 locations.

“Private label expansion has become a strategic priority for GrowGen, and a key component of our long-term revenue generation plan,” said Michael Salaman, GrowGen’s President and Co-Founder. “We are proud to bring Canopy Crop Management and its founder Rex Gill under our umbrella. Rex brings his unique technologies and proprietary products to GrowGen and will be instrumental in leading private label product development within the nutrient and additive space.”

“I started Canopy Crop Management with the goal of providing the highest-quality formulations, and I’m fortunate to find a partner like GrowGen, one of the most trusted names in hydroponic and organic gardening,” said Gill, Canopy Crop Management’s CEO. “I look forward to creating new and innovative silicic acid formulas and organic pesticides and fungicides that are much more cost effective than what is currently on the market.”

The Power SI acquisition is the Company’s second acquisition in Southern California this month and third acquisition in the state since November. Last week, the Company announced its acquisition of Grassroots Hydroponics, a three-store chain of hydroponic garden centers in Anza, Lake Elsinore and Murrieta; and in November, the Company announced it had acquired The GrowBiz, the nation's third-largest chain of hydroponic garden centers, with stores in Northern California and Oregon.

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For more information about GrowGeneration, or to locate its stores, visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 39 stores, which include 5 locations in Colorado, 13 locations in California, 2 locations in Nevada, 1 location in Arizona, 1 location in Washington, 6 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 2 locations in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

About Canopy Crop Management:

Canopy Crop Management is a group of growers who want to bring products to the market we enjoy using in our gardens. With backgrounds in cultivation and hydroponic supply, we created a proprietary line of specialty additive products – the backbone of which is monosilicic acid – that deliver world-class results.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Press Contact:

Lisa Weser

Trailblaze

lisa@trailblaze.co

Investor Contact:

John Evans

GrowGeneration

john.evans@growgeneration.com

Connect:

●	Website: www.GrowGeneration.com
●	Instagram: growgen
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenCorp

Company Inquiries:

GrowGeneration Corp.

610-216-0057

michael@growgeneration.com

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